Exhibit 99.1

Spectrum Brands, Inc. Receives Notification about Non-Compliance with a Continued Listing Standard from the NYSE

ATLANTA--(BUSINESS WIRE)--November 5, 2008--Spectrum Brands, Inc. (NYSE: SPC) (the “Company”) announced today that on November 4, 2008, it received written notice from the New York Stock Exchange (the "NYSE") that the Company did not satisfy one of the NYSE's standards for continued listing applicable to the Company's common stock. The NYSE noted specifically that the Company was "below criteria" for the NYSE's continued listing standards because both its average total market capitalization was less than $75 million over a 30 trading-day period and, at the same time, its stockholders’ equity was less than $75 million. As of October 31, 2008, the Company's 30 trading-day average market capitalization was approximately $72.4 million.

Under the applicable NYSE rules, the Company has 45 calendar days from receipt of the notice to submit a plan that demonstrates its ability to achieve compliance with the continued listing standards within 18 months of receipt of the notice. Upon receipt of the Company’s plan, the NYSE has 45 calendar days to review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the 18 month period. The NYSE will either accept the plan, at which time the Company will be subject to ongoing monitoring for compliance with this plan, or the NYSE will not accept the plan and the Company will be subject to suspension and delisting proceedings. As required by the NYSE’s rules, the Company plans to notify the NYSE within 10 business days of receipt of the non-compliance notice of the Company’s intent to submit a plan to remedy its non-compliance.

“While we are extremely disappointed in the recent performance of our stock, which was pressured during the last few months by an extremely volatile market as well as by the distribution of over 12 million shares held by our largest shareholder, Thomas H. Lee Partners, a private equity firm, in conjunction with the winding down of one of its investment funds, we do not believe that this notification reflects the performance of our businesses,” said Kent Hussey, CEO of Spectrum Brands. “Although we are still in the process of finalizing our full year fiscal 2008 financial results and plan to report these results on November 11, 2008, I am pleased with the market share gains and expanded distribution that we’ve been able to achieve in our Global Batteries & Personal Care and Global Pet Supplies Business Segments this past quarter. In addition, we ended the fiscal year with approximately $105 million in cash and $108 million of availability on our $225 million ABL and in compliance with the requirements under our senior and subordinated debt agreements.”

If the average closing price of the Company's common stock is less than $1.00 over a consecutive 30 trading-day period, the Company is subject to receive a formal written notice from the NYSE regarding its non-compliance with an additional NYSE continued listing standard (the “Closing Price Rule”). As of October 31, 2008, the 30 trading-day average closing share price of the Company's common stock was $1.37, and the closing price of the Company's common stock on November 4, 2008 was $0.67. The Company believes that it will become out of compliance with this continued listing standard unless the market price of its common stock increases significantly in the near term. In order to remain in compliance with the Closing Price Rule, the share price and the consecutive 30 trading-day closing price of the Company's common stock must be above $1.00 within six months from the date the Company receives formal notice of non-compliance from the NYSE. Should the Company fail to meet these standards at the expiration of the six month period, the NYSE will commence suspension and delisting procedures.

The Company's common stock remains listed on the NYSE under the symbol “SPC,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac(R), Varta(R), Remington(R), Tetra(R), Marineland(R), Nature's Miracle(R), Dingo(R), 8-In-1(R), Spectracide(R), Schultz(R), Cutter(R), Repel(R), and HotShot(R). Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. These risks and uncertainties include (1) the risk that the NYSE notice disrupts current plans and operations; (2) difficulty or unanticipated expenses in connection with timely developing a plan to achieve compliance that is acceptable to the NYSE, (3) the potential for the Company to be considered below criteria with respect to other NYSE listing standards and (4) other factors, which can be found in the Company’s securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

The Company cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

CONTACT:
Spectrum Brands, Inc.
Investor Contact:
Carey Phelps, 770-829-6208
DVP Investor Relations
or
Sard Verbinnen & Co for Spectrum Brands
Media Contact:
Kara Findlay, 212-687-8080 or
Matt Benson, 415-618-8750